AMCAP Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$132,922
Class B	$1,312
Class C	$2,279
Class F-1	$14,462
Class F-2	$2,791
Total	$153,766
Class 529-A	$4,608
Class 529-B	$204
Class 529-C	$395
Class 529-E	$205
Class 529-F1	$230
Class R-1	$166
Class R-2	$1,184
Class R-3	$3,791
Class R-4	$4,322
Class R-5	$9,204
Class R-6	$2,979
Total	$27,288

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1640
Class B	$0.0280
Class C	$0.0319
Class F-1	$0.1563
Class F-2	$0.1799
Class 529-A	$0.1650
Class 529-B	$0.0427
Class 529-C	$0.0470
Class 529-E	$0.1252
Class 529-F1	$0.1958
Class R-1	$0.0679
Class R-2	$0.0489
Class R-3	$0.1106
Class R-4	$0.1736
Class R-5	$0.2127
Class R-6	$0.1640

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	783,998
Class B	39,878
Class C	67,720
Class F-1	86,228
Class F-2	22,104
Total	999,928
Class 529-A	28,774
Class 529-B	4,539
Class 529-C	8,457
Class 529-E	1,669
Class 529-F1	1,186
Class R-1	2,492
Class R-2	23,960
Class R-3	33,123
Class R-4	22,925
Class R-5	44,572
Class R-6	22,872
Total	194,569

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.55
Class B	$15.85
Class C	$15.72
Class F-1	$16.48
Class F-2	$16.60
Class 529-A	$16.49
Class 529-B	$15.85
Class 529-C	$15.86
Class 529-E	$16.28
Class 529-F1	$16.52
Class R-1	$15.99
Class R-2	$15.97
Class R-3	$16.33
Class R-4	$16.47
Class R-5	$16.64
Class R-6	$16.60